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                                                                     EXHIBIT 5.1


                                  May 11, 1998



Anergen, Inc.
301 Penobscot Drive
Redwood City, CA  94063

      RE:   REGISTRATION STATEMENT ON FORM S-8

Gentlemen:

      We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about May 11, 1998 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 1,500,000 shares (the "Shares") of your Common Stock, of which 1,000,000 are to be issued pursuant to the 1996 Stock Plan and 500,000 are to be issued pursuant to the 1991 Employee Stock Purchase Plan (collectively, the "Plans"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares.

      It is our opinion that, when issued and sold in the manner described in the Plans and pursuant to the agreements which accompany the Plans, the Shares will be legally and validly issued, fully paid and nonassessable.

      We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                      Very truly yours,

                                      WILSON SONSINI GOODRICH & ROSATI
                                      Professional Corporation


                                      /s/ Wilson Sonsini Goodrich & Rosati